EXHIBIT 99.1

BIOLASE REPORTS THIRD QUARTER 2004 RESULTS

SAN CLEMENTE, Calif., October 27 — BIOLASE Technology, Inc. (NASDAQ: BLTI - News), a medical technology company that develops, manufactures and markets lasers and related products focused on improving dental procedures, announced today financial results for the three month and nine month periods ended September 30, 2004.

Net sales for the third quarter of 2004 were $12.0 million as compared to net sales of $13.5 million for the same period in 2003. This compares with non-GAAP revenue of $10.8 million for the third quarter of 2003, which excludes $2.7 million that was deferred to the third quarter of 2003 as a result of the restatement of revenues. The non-GAAP revenue numbers presented are not in accordance with generally accepted accounting principles but are presented to provide a clearer understanding on the impact to the Company’s results of changes in revenue recognition. You should not consider this presentation in isolation or as a substitute for analyzing our results under GAAP.

Sales of the Company’s principal product, the Waterlase® system comprised 82% of sales for the third quarter of 2004, compared to approximately 80% of sales in the third quarter of 2003.

Net sales for the first nine months of 2004 were $41.4 million compared to net sales of $33.0 million for the first nine months of 2003, representing a year-over-year growth rate of 25%. This compares with non-GAAP revenue of $30.5 million for the same period in 2003, representing a year-over-year growth rate of 35%.

Gross profit for the third quarter of 2004 was $7.1 million as compared to $8.4 million for the same period in 2003. Gross margin was 59% for the third quarter of 2004 compared to 63% for the third quarter of 2003. On a non-GAAP basis, gross profit was $6.4 million for the third quarter of 2003. This decline in gross margin is a result of higher fixed manufacturing overhead costs allocated over a smaller increase in sales volume for the quarter.

Operating expenses were $9.4 million for the third quarter of 2004 as compared to $5.9 million for the third quarter of 2003. Sales and marketing expenses were $5.9 million for the third quarter of 2004 as compared to $3.7 million for the same period last year. The increase in sales and marketing is related to the expansion of our sales force as well as increased marketing expenses related to consumer awareness initiatives. General and administrative costs were $2.4 million for the third quarter of 2004 as compared to $1.5 million for the third quarter of 2003. Increases in general and administrative expenses are due mostly to increased costs associated with professional fees and costs relating to Sarbanes-Oxley implementation, the Diodem patent litigation and the shareholder class action litigation. Engineering and development costs were $1.0 million for the third quarter of 2004 as compared to $0.6 million for the same period in 2003. Increases in engineering and development costs are due mostly to increased expenses associated with the development of the Waterlase MD product platform.

Loss before income taxes was ($2.0) million for the third quarter of 2004 compared with income before income taxes of $2.6 million for the third quarter of 2003.

Net loss for the third quarter of 2004 was ($1.2) million, or ($0.05) per diluted share. For the third quarter of 2003, net income was $2.6 million, or $0.11 per diluted share.

When comparing the third quarter of 2004 to the prior year same quarter, the results are not directly comparable. Through August 2003, we recognized revenue essentially on a cash basis for domestic sales whereas we currently recognize revenue on an accrual basis at the time of shipment.

Additionally, no income tax expense was recognized in the third quarter of 2003 because the Company had not determined at that time that the realization of its deferred tax assets were more likely than not realizable.

To improve the understanding and comparability of the results for the third quarter of 2004 with the third quarter of 2003, the Company believes it is important to present certain information not in accordance with generally accepted accounting principles (non-GAAP) for the third quarter of 2003 which (1) presents operating results as though the revenue recognition policy for the third quarter of 2004 was applicable to the third quarter of 2003 and (2) presents net income for the third quarter of 2003 as though the valuation reserves on deferred tax assets had been reduced prior to 2003 instead of the end of 2003.

These non-GAAP numbers are not in accordance with generally accepted accounting principles but are presented to provide a clearer understanding of the impact on the Company’s results of changes in revenue recognition and income tax expense. You should not consider this presentation in isolation or as a substitute for analyzing our results under GAAP.

	Three months ended September 30, 2004 GAAP	Three months ended September 30, 2003 GAAP	Three months ended September 30, 2003 Non-GAAP
Net sales	$12.0 million	$13.5 million	$10.8 million
Gross profit	$7.1 million	$8.4 million	$6.4 million
Income (loss) from operations	$(2.3) million	$2.5 million	$0.8 million
Income (loss) before tax	$(2.0) million	$2.6 million	$0.8 million
Benefit (Provision) for income tax	$0.8 million	—	$(0.3) million
Net income (loss)	$(1.2) million	$2.6 million	$0.5 million
Net income (loss) per diluted share	$(0.05)	$0.11	$0.02

Robert Grant, President and CEO, stated, “We are disappointed that our revenue results did not reach our original expectations. We understood the roll-out of a major new product would be challenging going into the third quarter; however, the shortfall was not anticipated. The setbacks we have experienced during the past two quarters have strengthened our resolve to improve the operating performance of the Company going forward.”

Mr. Grant further commented regarding the recent launch of the Waterlase MD, “Initial feedback regarding the Waterlase MD introduction has been extremely positive both from current and prospective customers around the globe. We believe that the Waterlase MD’s technological advancements and clinical benefits will lead to greater adoption of our innovative platform technology.”

Third Quarter Earnings Release and Conference Call

BIOLASE management will host a conference call on Wednesday, October 27 at 11:30am EDT to discuss its financial results for the recent quarter and to answer questions. To listen to the conference call live via the Internet, visit BIOLASE’s web site at www.biolase.com. Please go to the web site 15 minutes prior to its start to register, download and install the necessary audio software. A replay will be available on BIOLASE’s web site. To listen to the conference call live via telephone, please dial (888) 396-2369 from the U.S. or, for international callers, please dial (617) 847-8710, approximately 10 minutes before the start time. Enter pass code number 20077807 A telephone replay will be available for two days by dialing (888) 286-8010 from the U.S., or (617) 801-6888 for international callers, and entering pass code number 77803945.

BIOLASE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net sales	$12,038,000	$13,453,000	$41,426,000	$33,042,000
Cost of sales	4,979,000	5,024,000	15,700,000	12,386,000

Gross profit	7,059,000	8,429,000	25,726,000	20,656,000

Operating expenses:
Sales and marketing	5,931,000	3,729,000	17,534,000	10,962,000
General and administrative	2,387,000	1,527,000	5,838,000	3,407,000
Engineering and development	1,045,000	629,000	2,523,000	1,662,000

Total operating expenses	9,363,000	5,885,000	25,895,000	16,031,000

(Loss) income from operations	(2,304,000)	2,544,000	(169,000)	4,625,000

Gain on foreign currency transactions	12,000	27,000	46,000	135,000
Gain on forward exchange contract	—	—		22,000
Gain on sale of marketable securities	95,000	—	95,000
Interest income	177,000	8,000	315,000	21,000
Interest expense	(12,000)	(12,000)	(33,000)	(43,000)

(Loss) income before income taxes	(2,032,000)	2,567,000	254,000	4,760,000
Benefit (provision) for income taxes	799,000	—	(99,000)	—

Net (loss) income	$(1,233,000)	$2,567,000	$155,000	$4,760,000

Net (loss) income per share -
Basic	$(0.05)	$0.12	$0.01	$0.23

Diluted	$(0.05)	$0.11	$0.01	$0.21

Shares used in computing net (loss) income per share -
Basic	23,409,000	21,535,000	23,380,000	20,796,000

Diluted	23,409,000	23,448,000	25,252,000	22,813,000

BIOLASE TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$3,987,000	$11,111,000
Short-term investments	32,181,000	—
Accounts receivable, less allowance of $65,000 and $64,000 in 2004 and 2003, respectively	6,305,000	5,771,000
Inventories	7,132,000	3,752,000
Deferred tax asset	1,079,000	1,079,000
Prepaid expenses and other current assets	1,495,000	1,583,000

Total current assets	52,179,000	23,296,000

Property, plant and equipment, net	2,169,000	1,973,000
Intangible assets, net	2,469,000	2,587,000
Goodwill	2,926,000	2,926,000
Deferred tax asset, net of current portion	12,583,000	12,678,000
Other assets	223,000	1,041,000

Total assets	$72,549,000	$44,501,000

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,415,000	$3,813,000
Accrued liabilities	4,805,000	4,927,000
Line of credit	—	1,792,000
Deferred revenue	2,152,000	1,157,000
Current portion of deferred gain	63,000	63,000
Debt	—	888,000

Total current liabilities	11,435,000	12,640,000
Deferred gain	32,000	79,000

Total liabilities	11,467,000	12,719,000

Total stockholders’ equity	61,082,000	31,782,000

Total liabilities and stockholders’ equity	$72,549,000	$44,501,000

About BIOLASE

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that designs, manufacturers and markets proprietary dental laser systems that allow dentists, oral surgeons and other specialists to perform a broad range of common dental procedures, including cosmetic applications. The Company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Its primary product, the Waterlase® system, is the best selling dental laser system. The Waterlase® system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The Company also offers the LaserSmile™ system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening.

This release may contain forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include statements concerning the future of our industry, product and service development, business strategy, the possibility of future acquisitions, and continued acceptance and growth of our products. These statements may be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “continue,” “intend,” “plan,” “believe,” and variations of these words or similar expressions or other similar words or expressions. You should not place undue reliance on any forward-looking statements.

In particular, the Company’s statements regarding the potential market acceptance of new products, trends in the marketplace and potential future results are examples of such forward-looking statements and are based on current expectations and assumptions, estimates and projections about our industry, management’s beliefs and certain assumptions made by us that are subject to risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward looking statements based on a variety of factors, including, among others: market acceptance of new products, continued acceptance of existing products, the timing of projects due to the variability in size, scope and duration of projects, clinical study results which lead to reductions or cancellations of projects, obtaining regulatory approvals for new products and maintaining existing regulatory approvals, regulatory delays, the availability of competitive products, risks associated with competition and competitive pricing pressures, the risk that insurance coverage will be limited or unavailable, the risk that compliance costs or litigation costs will exceed expectations, economic conditions generally, any of which may cause revenues and income to fall short of anticipated levels, and other factors, including estimates made by management with respect to the Company’s critical accounting policies, adverse results in litigation, general economic conditions and regulatory developments not within the Company’s control and other risks detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. The forward- looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

For further information regarding risks and uncertainties associated with BIOLASE’s business, please refer to BIOLASE’s filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.

For further information, please contact: Robert Grant, President and CEO, rgrant@biolase.com; Scott Jorgensen, Director of Finance & Investor Relations, sjorgensen@biolase.com, of BIOLASE Technology, Inc., +1-949-361-1200; David Allred, Richter7 Public Relations, dallred@richter7.com, +1-801-521-2903.